Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended June		Year-to-Date June
Net Income–As Reported (See Notes)	2019	2018	2019	2018

Traditional Electric Operating Companies	$782	$(48)	$1,346	$563
Southern Power	174	22	230	143
Southern Company Gas	106	(31)	376	248
Total	1,062	(57)	1,952	954
Parent Company and Other	(163)	(97)	1,030	(170)
Net Income (Loss)–As Reported	$899	$(154)	$2,982	$784

Basic Earnings (Loss) Per Share[1]	$0.86	$(0.15)	$2.86	$0.77

Average Shares Outstanding (in millions)	1,044	1,014	1,041	1,012
End of Period Shares Outstanding (in millions)			1,045	1,014

Non-GAAP Financial Measures	Three Months Ended June		Year-to-Date June
Net Income–Excluding Items (See Notes)	2019	2018	2019	2018

Net Income (Loss)–As Reported	$899	$(154)	$2,982	$784
Acquisition, Disposition, and Integration Impacts[2]	18	172	(2,481)	233
Tax Impact	(67)	4	1,122	(1)
Estimated Loss on Plants Under Construction[3]	8	1,060	13	1,105
Tax Impact	(2)	(270)	(3)	(281)
Wholesale Gas Services[4]	(29)	32	(93)	(108)
Tax Impact	6	(11)	23	25
Litigation Settlement[5]	—	(24)	—	(24)
Tax Impact	—	6	—	6
Earnings Guidance Comparability Items:
Adoption of Tax Reform[6]	—	—	—	(31)
Net Income–Excluding Items	$833	$815	$1,563	$1,708

Basic Earnings Per Share–Excluding Items	$0.80	$0.80	$1.50	$1.69

-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes

(1)	For the three and six months ended June 30, 2019 and 2018, dilution does not change basic earnings per share by more than 2 cents and is not material.

(2)
Earnings for the three months ended June 30, 2019 primarily include a $23 million pre-tax ($88 million after tax) gain on the sale of Southern Power Company's Plant Nacogdoches and a $32 million pre-tax and after-tax goodwill impairment charge in contemplation of the sale of the utility infrastructure services business unit at PowerSecure, Inc. Earnings for the six months ended June 30, 2019 also include a $2.5 billion pre-tax gain ($1.3 billion after tax) on the sale of Gulf Power Company. Earnings for the three months ended June 30, 2018 include: (i) a pre-tax loss of $36 million ($76 million after tax) associated with the sale of Pivotal Home Solutions; (ii) a $119 million pre-tax ($89 million after tax) impairment charge associated with the disposition of Plants Stanton and Oleander; and (iii) $17 million pre-tax ($11 million after tax) of other acquisition, disposition, and integration costs. Earnings for the six months ended June 30, 2018 also include a $42 million (pre tax and after tax) goodwill impairment charge associated with the Pivotal Home Solutions transaction and (ii) an additional $19 million pre tax ($14 million after tax) of other acquisition, disposition, and integration costs. Further impacts are expected to be recorded in 2019 in connection with the sales of Gulf Power Company and Plant Nacogdoches, as well as the pending sale of Plant Mankato. Further costs are also expected to continue to occur in connection with the integration of Southern Company Gas; however, the amount and duration of such expenditures is uncertain.

(3)
Earnings for the three and six months ended June 30, 2019 and for the six months ended June 30, 2018 include charges and associated legal expenses related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi (Kemper IGCC). Earnings for the three and six months ended June 30, 2018 also include a $1.1 billion charge ($0.8 billion after tax) for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. All of these charges significantly impacted the presentation of earnings and earnings per share. Additional pre-tax closure costs, including mine reclamation, of up to $25 million for Mississippi Power Company's Kemper IGCC may occur through 2020. Mississippi Power Company is also currently evaluating its options regarding the final disposition of the carbon dioxide pipeline and is in discussions with the Department of Energy regarding property closeout and disposition, for which the related costs could be material. Further charges for Georgia Power Company's Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges is uncertain.

(4)
Earnings for the three and six months ended June 30, 2019 and 2018 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(5)
Earnings for the three and six months ended June 30, 2018 include the settlement proceeds of Mississippi Power Company's claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill in the Gulf of Mexico. Further proceeds are not expected.

(6)
Earnings for the six months ended June 30, 2018 include additional net tax benefits as a result of implementing federal tax reform legislation, which was signed into law in December 2017. During 2018, Southern Company obtained and analyzed additional information that was not initially available or reported as provisional amounts at December 31, 2017. Additional adjustments are not expected.